Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

NIP Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0001 per share	Rule 457(o)	—	—	US$5,000,000	US$147.60 per US$1,000,000	US$738.00
		Total Offering Amount				US$5,000,000		US$738.00
		Total Fee Offsets						N/A
		Net Fee Due						US$738.00

(1)	American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6, as amended. Each American depositary share represents ordinary shares.

(2)	Includes (a) ordinary shares represented by ADSs that are issuable upon the exercise of the underwriters’ over-allotment option, and (b) all ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.